Exhibit 10.13

Execution Version

Master Retailer Agreement

This Master Retailer Agreement (this “Agreement”) is made effective as of January 1, 2017 (the “Effective Date”), by and between Serta Simmons Bedding, LLC, a Delaware limited liability company (“Vendor”), and Mattress Firm, Inc., a Delaware corporation (“Mattress Firm” and, together with its operating subsidiaries, “Retailer”).

WHEREAS, Retailer is engaged in the retail sale of mattresses, foundations, sheets, pillows, bedding, hot tubs, massage chairs and sleep-related products through physical store locations, “pop-up” locations, including state fairs, trade shows, car shows, home shows and other events or expositions (collectively, “Events”) and online (collectively, the “Business”); and

WHEREAS, Retailer desires to sell and offer for sale one or more of Vendor’s products (collectively, the “Products”) in the operation of the Business;

In consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Authorized Retailer. Subject to the terms and conditions of this Agreement, Vendor hereby appoints Mattress Firm and its operating subsidiaries, and Mattress Firm hereby accepts such appointment for itself and on behalf of such subsidiaries, as a non-exclusive authorized retailer of the Products for the term of this Agreement.

2.	Annual Merchandising Programs. From time to time during the term of this Agreement, Vendor may agree to establish certain business development programs available to authorized retailers on an annual basis, including Retailer (each, an “Annual Merchandising Program”). Vendor anticipates that these programs may be available in the future, although the terms of such programs may change over time in form and scope, or be eliminated depending on internal and external factors; provided that no changes may be made to an existing Annual Merchandising Program unless Retailer consents to such changes in writing. Participation in any such program is subject to Retailer’s compliance with the terms and conditions of this Agreement and the terms of any such Annual Merchandising Program.

3.	Products.

a.	From time to time during the term of this Agreement, Retailer may sell or offer for sale one or more of the Products at one or more physical store locations operated by Retailer, one or more Events in which Retailer participates or one or more websites operated by or on behalf of Retailer (each, an “Authorized Website”), subject to the Annual Merchandising Program. Authorized Websites are identified on Exhibit A attached hereto, which may be updated in writing by Retailer at any time. Unless otherwise agreed in the Annual Merchandising Program, Retailer has no obligation to sell any specified amount of the Products or any obligation to offer the Products for sale.

Execution Version

b.	Retailer and Vendor shall mutually agree upon the Products available for sale through Retailer from time to time hereunder. Unless Retailer agreed otherwise in the Annual Merchandising Program, Retailer shall have the right to reject for any reason any Product line proposed to be offered.

c.	From time to time and as agreed to in the Annual Merchandising Program, Retailer and Vendor may identify Products that are to be sold exclusively through Retailer and not available for retail sale by any other person or entity, including Vendor or other authorized retailers of Vendor.

d.	Vendor reserves the right: (i) to change the design of or modify any Product; (ii) to discontinue any Product; and (iii) to add new and additional products to Retailer’s product lines, which products shall constitute Products for purposes of this Agreement. Notwithstanding the foregoing, without prior written notice to Retailer, Vendor shall not modify any Product, including its contents, if such modification would render false or inaccurate any product description of such Product provided by Vendor to Retailer or any of Retailer’s consumers.

e.	Retailer acknowledges that certain Serta® branded Product will be supplied by independent licensees of Serta, Inc., a subsidiary of Vendor, and that Serta, Inc., through Vendor, is responsible for managing the relationship with Retailer on behalf of the independent licensees.

4.	Customers. Retailer will not sell or ship Products to any person or entity other than retail consumers in the United States (end-users of the product); provided that the foregoing shall not prohibit Retailer from selling or shipping Products to hospitals, charities, shelters or government entities or participating in government programs in the United States or, if permitted by Vendor, acting as a fulfillment agent; and further provided, that (i) Retailer assumes sole responsibility for Product compliance with all applicable federal, state and local laws, statutes, rules and regulations respecting the sale, distribution or use of mattresses sold or shipped to such non end-users; and (ii) Retailer acknowledges that Vendor’s limited manufacturer’s warranty does not apply to Products sold or shipped to such non end-users and is voided by such sale or shipment unless the Product is delivered directly to the end user by Retailer on behalf of the non end-user.

5.	Pricing. Retailer shall purchase the Products from Vendor at the prices set forth on a price list submitted by Vendor and approved by Retailer (the “Prices”). Such Prices may be increased following 60 days’ prior written notice to Retailer from Vendor. Vendor shall not control nor set the price at which any Product may be offered to customers of Retailer.

Execution Version

6.	Order Processing. As needed from time to time, Retailer shall order Products from Vendor by delivering written notice to Vendor specifying (i) the type and quantity of Products ordered, (ii) the Retailer’s warehouses or other location(s) (including direct to consumer delivery) which have been identified and accepted by Vendor as locations to which Vendor shall deliver Product (Vendor will not deliver Product to Event locations); and (iii) the date(s) of delivery of such Products (such notice is referred to as a “Product Order”). Vendor shall deliver Products as directed in the Product Order and shall be responsible for arranging shipment of such Products unless otherwise requested by Retailer. Risk and title of Products shall pass to Retailer upon delivery to Retailer’s warehouse(s) or other location(s) reasonably acceptable to Vendor, subject to Section 13 of this Agreement. Vendor may reject or hold a Product Order (a) to the extent the Product Order includes Products that have been discontinued, recalled or subject to supply allocations and (b) if Retailer has been placed on an order hold due to a compliance failure or credit concern; provided that, in each case, Vendor communicates such discontinuation, recall, allocation issue or order hold to Retailer in writing (which may be by email to at least two members of Retailer’s Inventory and Purchasing Department) concurrent with Vendor’s receipt of the Product Order. Vendor shall use commercially reasonable efforts to inform Retailer of any discontinuation, recall, allocation issue or order hold as soon as reasonably practicable irrespective of whether any affected Products have been ordered. To the extent a Product Order is not so rejected or held, Vendor shall ship Products in accordance with a mutually agreeable timeframe reasonably anticipated to meet the delivery dates set forth in the Product Order. If the Product Order does not designate a delivery date, Vendor shall ship Products within three business days of Vendor’s acceptance of the Product Order unless the designated delivery location is one to which a longer delivery schedule applies..

7.	Payment Terms. Vendor shall invoice Retailer within five days after shipment of Products purchased by Retailer. Retailer shall pay the amount set forth on such invoice, unless disputed in good faith, within 60 days after receipt thereof; provided that if Retailer remits payment within 45 days after receipt of any such invoice, Retailer shall be entitled to permanently reduce the aggregate gross invoiced amount on such invoice by two percent. The parties acknowledge that the payment terms are “2%- 45 net 60 days”.

8.	Term; Termination.

a.	This Agreement will commence on the Effective Date and continue until terminated as provided herein. The termination or expiration of an Annual Merchandising Program shall not have the effect of terminating this Agreement. In the event that an Annual Merchandising Program expires prior to the execution of a new Annual Merchandising Program by the parties, the expiring program shall continue to apply until a new Annual Merchandising Program is executed. The new Annual Merchandising Program may be retroactively effective, if agreed by the parties.

b.	Either party may terminate this Agreement at any time upon 90 days written notice to the other party (the “Notice Period”). If a party delivers such written notice to coincide with the expiration of the then-existing Annual Merchandising Program, neither party shall be considered to have terminated this Agreement or the Annual Merchandising Program for convenience. Additionally, either party may terminate this Agreement upon written notice (which notice shall specify the effective date of termination) in the event of a material breach by the other party, which such other party has failed to cure within 30 days of receipt of written notice thereof; provided that, in respect of a breach of Section 14, if Retailer commences substantive efforts to cure and cease a continuing or repeated marketing campaign that has been declared by Vendor to be non-compliant, Retailer shall be deemed to have cured such breach. Sections 6, 7, 13, 14, 18-31 and this Section 8 shall survive the termination of this Agreement.

Execution Version

c.	All rebates (other than the purchase volume rebate), subsidies, Co-Op Funds and credits set forth herein or in any Annual Merchandising Program in effect on the date of termination (collectively, the “Subsidies”) shall continue to accrue on all Products sold by, or, in the case of return credits, returned to, Retailer during the Notice Period.

d.	During the Notice Period, Vendor shall continue to timely ship and deliver all Products ordered in accordance with Section 6 of this Agreement and Retailer shall pay for all such Products in accordance with Section 7 of this Agreement. Concurrently, the parties shall cooperate and use commercially reasonable efforts to liquidate existing inventory (including outlet product and prime stock) during the Notice Period; provided that Retailer shall not be required to transport inventory between warehouse locations or store locations outside the ordinary course of business to satisfy customer orders unless such transport is at Vendor’s expense.

e.       Following the expiration of the Notice Period:

i.	Subject to Retailer’s obligation to pay Vendor all sums due for all Products purchased by Retailer, and Vendor’s right to credit any accrued merchandise credit memorandum against Retailer’s outstanding account balance for purchased Products, to the extent that Retailer’s account is current, Vendor shall remit to Retailer the balance of any merchandise credit memorandum and all accrued but unpaid Subsidies in immediately available funds within 60 days following the expiration of the Notice Period;

ii.	If either party terminates this Agreement for convenience, the terminating party shall be subject to the penalties described therefor in the Annual Merchandising Program;

iii.	Retailer shall promptly cease and desist use of all Vendor intellectual property and shall cease and desist holding itself out in any way as an authorized retailer of the Products, provided that, unless Vendor repurchases Retailer’s inventory of the Products (including floor samples and outlet products) and picks up all returned Products (including Products returned after the expiration of the Notice Period), Retailer shall have the right to market and sell all such Products in its possession, including at physical store locations, Events and online, and use Vendor’s intellectual property in connection therewith, and further, provided that, with respect to such marketing and sales, Retailer will continue to comply with all applicable Vendor advertising and merchandising policies consistent with the requirements of Section 14, and subject to the requirements of Section 13.f. and Vendor’s As-Is Policies; and

Execution Version

iv.	Vendor shall be solely responsible for, and shall directly handle, all customer warranty claims (excluding comfort exchanges) initiated after or in process at the expiration of the Notice Period.

f.	Notwithstanding anything herein to the contrary, Retailer shall have the right at any time and from time to time after the termination of this Agreement to sell Products that are returned to Retailer, and Vendor grants to Retailer a limited, perpetual, royalty free license to use Vendor’s trademarks specifically for such purpose, subject to the requirements of Section 13.f. and Vendor’s As-Is Policies, as may be promulgated and provided to Retailer from time to time.

g.	For the avoidance of doubt, as of the effective date of termination of this Agreement, the Annual Merchandising Program shall also terminate.

9.	Subsidies /Co-op Advertising Allowance.

a.	In order to assist Retailer in the funding of advertising and marketing expenses related to the promotion of the Products, at the end of each calendar month, Vendor will accrue for co-operative advertising funds on Retailer’s behalf into internally held accounts an aggregate amount (the “Co-Op Funds”) equal to mutually agreed upon percentage of Retailer’s Net Purchases during such calendar month. Such percentage shall be set forth in the applicable Annual Merchandising Program. Within 15 days after the end of each calendar month, Vendor will issue to Retailer a merchandise credit memorandum for Retailer’s Co-Op Funds accrued during the month. At Retailer’s request, Vendor will provide supporting detail of the Dealer’s monthly Net Purchases of Products on which co-operative advertising funds are accrued.

b.	The designated credit memorandum may be applied by Retailer to offset future payments for purchases of Product. If any portion of a credit memorandum remains available at the expiration of this Agreement, unless the parties agree to extend this Agreement or enter into a new Master Retailer Agreement, Vendor shall remit such unused portion of the credit memorandum to Retailer in immediately available funds within 60 days after the expiration of the Notice Period.

c.	For purposes of this Agreement, “Net Purchases” shall mean an amount equal to (a) the aggregate Prices for all Products for which Retailer or its subsidiary has been invoiced or should have been invoiced in accordance with historical practices during such calendar month (other than floor samples or other products not eligible for such vendor incentive as set forth in the applicable Annual Merchandising Program), less (b) any discounted portion of payments taken in accordance with Section 7 of this Agreement in respect of invoices paid during such calendar month, other discounts or rebates offered under the Annual Merchandising Program, and costs for third party or home delivery services, if any, less (c) the aggregate Price of all Products returned to Vendor during such calendar month in accordance with Section 13.c., less (d) unapplied invoice credits, and less (e) sales and like taxes to the extent such taxes are included in the Prices; provided that, for purposes of calculating any purchase volume rebates, the term “Net Purchases” shall include floor samples and all other Products purchased by Retailer or its subsidiary.

Execution Version

10.	New Store Funds.

a.	For each new retail store (physical location) opened or acquired by Retailer during the term of this Agreement at which Products are to be sold, Vendor will, within 10 days after Vendor’s receipt of Retailer’s initial floor sample order for such store, pay Retailer a mutually agreed upon amount as set forth in the applicable Annual Merchandising Program (a “New Store Incentive”) in the form of, in Retailer’s sole discretion, a merchandise credit memorandum, Store Support (defined below) or cash, or any combination of the foregoing.

b.	Notwithstanding the foregoing, Vendor will not be obligated to pay Retailer a New Store Incentive for any store that is opened within a two mile radius of a store that had been closed by Retailer within the six months prior to the opening of the new store; provided that if Retailer opens more than one new store within such defined area during such six month period, Vendor shall be obligated to pay the New Store Incentives in respect of all such other new stores. Additionally, Vendor shall not be obligated to pay Retailer a New Store Incentive for any new store at which Products are not initially sold, such as a new concept store that focuses solely on furniture or other household goods; provided that such New Store Incentive shall become due and payable in the event that Products are subsequently sold at such store.

c.	If Retailer obtains a new store by acquisition or assignment and the prior owner or operator of such store (the “Target”) offers Vendor’s products for retail sale at the time of such acquisition or assignment, Vendor shall not be obligated to pay Retailer a New Store Incentive for such store unless Vendor receives a refund of all or any portion of a new store subsidy previously paid to the Target as a result of the consummation of the acquisition, Vendor shall pay the refunded amount up to the amount of the New Store Incentive set forth in the Annual Merchandising Program.

d.	If any new retail store is not opened within 90 days of the issuance of a New Store Incentive for such retail store, Retailer agrees to refund such New Store Incentive or, at Retailer’s discretion, instruct Vendor to reduce the next succeeding credit memorandum by an amount equal to the New Store Incentive.

e.	In the event that, prior to the applicable New Store Funds (“NSF”) Accrual Date, (i) this Agreement is terminated by Retailer for convenience or is terminated by Vendor due to Retailer’s material breach, or (ii) a new or acquired store for which Retailer received a New Store Incentive is closed or ceases to offer Products for sale for a consecutive three month period (each, a “Refund Triggering Event”), Retailer shall refund a pro-rated amount, if any, of the applicable New Store Incentive based on the number of months between the Refund Triggering Event and the NSF Accrual Date. Such amount will be paid to Vendor within 30 days of the Refund Triggering Event. For purposes of this Agreement, “NSF Accrual Date” means the day that is 36 months after such New Store Incentive was paid.

Execution Version

11.	Floor Sample Discounts. Retailer may purchase Products to be used as floor samples at a mutually agreed upon discount off of the Prices (the “Discounted Prices”), which may be set forth in the applicable Annual Merchandising Program. Notwithstanding the foregoing, Vendor may, in its sole discretion, determine that certain floor samples on Retailer’s retail floors should be changed, in which case the Discounted Prices will apply to such additional replacement samples. Retailer shall specify in the Product Order for such Products that such Products will be used as floor samples.

12.	Purchase Volume Rebate Funds. Vendor will accrue and award purchase volume rebate funds to Retailer on an annual basis during the term of this Agreement as set forth in the applicable Annual Merchandising Program. The purchase volume rebates will be paid in the form of a merchandise credit memorandum within 30 days after the end of each calendar year, unless the Annual Merchandising Program states otherwise.

13.	Warranty; Return Allowance.

a.	Vendor hereby warrants to Retailer that all Products purchased by Retailer, whether for use as floor samples, for resale or otherwise, from Vendor shall be of good quality and free of defect in workmanship or material. This warranty is in addition to any standard product warranty offered by Vendor to consumers.

b.	Each month, Vendor shall provide a credit to Retailer in a mutually agreed upon amount (the “Return Credit”), as set forth in the applicable Annual Merchandising Program, which Return Credit shall be the limit of Vendor’s responsibility for defective or returned Products except as set forth in Section 13.d. Retailer shall be responsible for either issuing a refund to the consumer or making a Product replacement otherwise agreed upon by Retailer and such consumer. The Return Credit shall be issued on a monthly basis within 30 calendar days after the end of the applicable month. Except as set forth in this Section 13 or in any Annual Merchandising Program, Vendor is not required to pick up or take back any defective or returned Products.

c.	Retailer has the right to reject factory defective Products or misdeliveries (including in respect of floor samples) at the point of receipt, and such returns will not count toward the Return Credit and will be taken back by Vendor, at Vendor’s expense. Notwithstanding Section 13.b., upon mutual agreement, any Products exhibiting serial failures and any Products subject to company recalls (including for odor or yellowing) returned by Retailer from inventory will be excluded from the Return Credit, irrespective of whether Retailer rejected such Products at delivery, and will be taken back by Vendor, at Vendor’s expense. In the case of Products rejected at the point of receipt or returned in connection with serial failures or company recalls, Retailer shall receive a merchandise credit memorandum in an amount equal to 100% of the Price paid by Retailer for such returned Products.

Execution Version

d.	Retailer has the right to immediately discontinue offering any Product for sale if the rate of return for such Product equals or exceeds an agreed upon percentage. In such event, if the excessive return rate is due to a manufacturing defect, Vendor shall take back, at cost plus delivery charges, all inventory of such Product held by Retailer, including floor samples.

e.	Notwithstanding anything contained in this Agreement or any Annual Merchandising Program to the contrary,

i.	in the event that Retailer determines Products are faulty, defective or not built to specifications (including component quality and specifications), Retailer shall notify Vendor in writing (which may be by email) of such defects or failures.

ii.	As soon as reasonably practicable following such written notice, Vendor and, if requested by Vendor or Retailer, an unaffiliated third party mutually agreed upon by the parties shall inspect the identified Products and determine whether the identified Products meet Vendor’s specifications and quality standards.

iii.	If the Product is determined by the unaffiliated third party (or reasonably by Vendor if no unaffiliated third party is engaged) to be non-conforming, Vendor will either take back, at Vendor’s expense, all non-conforming Products in Retailer’s inventory or provide such other remedy as the parties may mutually agree upon. Retailer shall not be obligated to take any further delivery of such Product line. All Products returned under this Section 13.e. shall be applied toward the satisfaction of any volume commitments of Retailer, if any.

f.	Unless otherwise agreed by the parties, during the term of this Agreement, Retailer agrees to handle at its sole cost and expense all of its consumers’ warranty claims and be solely responsible for the clearance of all Products returned to Retailer (“Returned Products”). Retailer further agrees: (i) to clearly and permanently denote the Returned Products as “used” and/or “as-is; (ii) not to resell the Returned Products as new merchandise; (iii) not to commingle any Returned Products with any other new products unless all such products are properly sealed in plastic bags; (iv) not to resell to any end consumer any Returned Products which may contain a safety hazard or may pose a threat of harm to such end consumer; (v) to provide such cooperation as Vendor shall reasonably request; and (vi) to take reasonable steps to include in its wholesale used bedding contracts a provision prohibiting the resale of products displaying Vendor’s branding outside of the United States of America. Retailer understands that it must, and represents to Vendor that it will, follow all applicable laws, rules and regulations in connection with the handling of the Returned Products and in the performance of its obligations hereunder.

Execution Version

14.	Brand Standards; Minimum Advertised Price.

a.	During the term of this Agreement, and as provided in Section 8.e.iii., Retailer agrees to comply with any reasonable marketing or online advertisement requirements as well as any brand standards or other requirements or criteria relating to the display, marketing or sale techniques regarding the Products, in each case, established by Vendor and applicable to all authorized retailers of the Products. All such requirements and standards shall be identified in the applicable Annual Merchandising Program, or in such other written materials as Vendor may issue to Retailer from time to time.

b.	Retailer will keep all displayed floor samples well-maintained and clean.

c.	Retailer will use the most current displays and point-of-sale materials provided or approved by Vendor, if required by applicable marketing standards.

d.	Retailer acknowledges that Vendor may have Minimum Advertised Price (“MAP”) and/or a Minimum Suggested Retail Price (“MSRP”) Policy in place, and, if so, the MAP and/or MSRP Policies shall be referenced in the applicable Annual Merchandising Program and Vendor shall provide Retailer with a current copy of each such Policy, which may be amended from time to time. Any amended policy will be provided to Retailer in writing in advance of its effectiveness.

e.	Retailer acknowledges that this Section 14 is a material term of this Agreement.

15.	Product Details; Trademark License.

a.	For each Product, Vendor shall provide to Retailer a full description of the features and benefits of each such Product, a complete list of such Product’s specifications and a picture for display of such Product (collectively, “Approved Promotional Material”). Retailer shall incorporate such Approved Promotional Material on the Authorized Website(s) in connection with each Product offered online and, as applicable, into any print advertisement and any online advertising media, including digital banner ads, social media blasts and in sponsored links on e-commerce websites.

Retailer shall not materially alter any such Approved Promotional Material without Vendor’s prior written consent.

b.	Vendor may, from time to time, reasonably request changes or revisions to any digital media controlled by Retailer which references, depicts or describes the Products or Retailer’s relationship to Vendor, which requested changes or revisions shall be considered by Retailer in good faith and, unless unreasonable, incorporated promptly.

Execution Version

c.	Vendor hereby grants to Retailer a non-exclusive, royalty-free license to use such Approved Promotional Material and Vendor’s trademarks, trade names, images and other Vendor-provided promotional materials in connection with the sale and promotion of Products in the United States of America during the term of this Agreement and for purposes of the sale and promotion of any Products by Retailer pursuant to Section 3.

16.	Store Support. From time to time, at Vendor’s cost (unless other terms are set forth in the Annual Merchandising Program), Vendor shall provide Retailer with the store support identified in the applicable Annual Merchandising Program, which may include promotional materials, “Comfort By Color” materials (including costs of colored foot protectors, pillow shams, headboards and graphic displays), display cases and other promotional materials as mutually agreed between Retailer and Vendor to assist with store operations, appearance and sale performance.

17.	Training. Vendor shall provide Product training to Retailer’s sales associates prior to the roll-out of any new Products, as well as from time to time, as reasonably requested by Retailer, and in addition to routine interactions between Vendor and Retailer’s sales associates.

18.	Indemnification.

a.	Vendor shall defend, indemnify and hold harmless Retailer and its officers, directors, shareholders, members, partners, employees and agents from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.	the authorized use by Retailer of Vendor’s intellectual property;

ii.	the use of Approved Promotional Materials and other information provided by Vendor, including in training sessions, except if Retailer has modified, amended or changed the materials provided by Vendor and such modification, amendment or change causes or exacerbates the claim or liability;

iii.	any material breach of this Agreement by Vendor;

iv.	Product liability claims and Product recalls, including claims of personal injury and damage to personal property arising from the use of any Product; or

v.	any negligence or intentional misconduct by Vendor or its directors, officers, employees or contractors in connection with the performance of Vendor’s obligations under this Agreement.

Execution Version

b.	Retailer shall defend, indemnify and hold harmless Vendor and its officers, directors, shareholders, members, partners, employees and agents from and against any and all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to:

i.	Retailer’s unauthorized use of Vendor’s trademarks or other intellectual property, or Retailer’s use of promotional materials or advertisements that Vendor has not approved;

ii.	Sales to non end-users of the Products under Section 4;

iii.	Customer warranty claims for comfort exchanges (except that the foregoing shall not limit Vendor’s obligations to repurchase returned Products as may be required in the event of a termination of this Agreement for convenience by Vendor) and any violations of Section 13.f.;

iv.	third-party claims arising out of incidents occurring on or about Retailer’s premises or associated with Retailer’s or Retailer’s agents’ delivery or inspection at end-users premises;

v.	any material breach of this Agreement by Retailer; or

vi.	any negligence or intentional misconduct by Retailer or its directors, officers, employees or contractors in connection with the performance of Retailer’s obligations under this Agreement.

19.	Expenses. Except as otherwise expressly agreed herein, each party will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

20.	Relationship of the Parties. Vendor and Retailer are independent contractors and neither shall represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party to this agreement. Nothing contained in this Agreement shall be deemed to establish a relationship of principal and agent between Vendor and Retailer, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Vendor and Retailer as partners, or to create any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of any other party.

21.	Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

a.	Such party is duly organized, validly exists and is in good standing under the laws of its jurisdiction of organization.

b.	Such party is authorized to execute and perform this Agreement and any applicable Annual Merchandising Program established hereunder.

c.	Such party has had the opportunity to retain independent counsel regarding its obligations and commitments hereunder.

d.	The performance of this Agreement or any Annual Merchandising Program established hereunder by such party will not conflict with or violate any material agreement, arrangement or commitment, whether written or oral, with any third party.

Execution Version

22.	Confidentiality. During the term of this Agreement and for a period of three years after its expiration or termination, each party agrees to keep confidential and not to use or to disclose to any third party the terms of this Agreement and any Annual Merchandising Program established hereunder, the Prices, any sales information, documents, files, trademarks, contracts, drawings, data, computer programs, specifications, processes, designs, formulas, techniques, methods, creative ideas, inventions, confidential information, proprietary information and trade secrets concerning the products or services of the other party, and any other information which if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential. Notwithstanding the foregoing, a party may disclose confidential information to the extent required by applicable law, securities regulation or subpoena, and to its direct and indirect parents, subsidiaries and affiliates, and their respective officers and directors, legal and financial advisors, and as necessary in the context of a corporate transaction, provided that the recipient has acknowledged and agreed to be bound by this provision.

23.	Non-Solicitation. Each party hereby covenants and agrees that during the term of this Agreement, and for a period of one year thereafter, the parties shall not directly or indirectly solicit, hire or otherwise retain or engage, whether as an employee, independent contractor or otherwise, any employee or other personnel of the other party without first gaining permission from the other party. If either party hires an employee from the other in violation of the previous sentence, the hiring party shall pay a fee of $10,000 to the other party.

24.	Notices. All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties) with a copy by electronic mail (which shall not constitute legal notice):

Retailer:	Mattress Firm, Inc.
10201 South Main Street
Houston, Texas 77025
Attention: Merchandising Department
merchandising@mfrm.com

Vendor:	Serta Simmons Bedding, LLC
3560 Lenox Road, Suite 1100
Atlanta, Georgia 30326
Attention: Legal Department
kmcguffey@sertasimmons.com
and SSBLegalDept@sertasimmons.com

Execution Version

25.	Governing Law. This Agreement shall be governed by the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

26.	Arbitration. Except as set forth in Section 27 below, any and all disputes between Retailer and Vendor, including any disputes related to this Agreement or the negotiation hereof, will be resolved by final and binding arbitration under the commercial arbitration rules of the American Arbitration Association. If Vendor initiates an arbitration proceeding against Retailer, the proceedings will be held in the Houston, Texas. If Retailer initiates an arbitration proceeding against Vendor, the proceeding will be held in Atlanta, Georgia. The arbitration panel will consist of three (3) arbitrators, and Retailer and Vendor will request that at least one (1) arbitrator be an attorney familiar with dealer agreements. Damages recoverable in any arbitration will be limited to actual damages proved, and neither party will be entitled to recover special, consequential, exemplary, punitive, or multiplied damages. Neither Party may join any arbitration proceeding with an arbitration nor other action brought by any other person or entity. The decision arrived at by the arbitrators shall be final and binding and no appeal shall lie therefrom. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. Nothing contained in this Section 26 shall prevent either party from seeking a temporary and/or preliminary injunctive relief to enforce intellectual property rights or confidentiality obligations in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

27.	Litigation. The following disputes will not be resolved through arbitration: (a) disputes that are related to or arise under the Lanham Act, as now or hereafter amended; (b) disputes that otherwise relate to the ownership or validity of a party’s intellectual property; (c) disputes that involve the enforcement of a party’s intellectual property rights; or (d) disputes related to the unauthorized use or disclosure of Confidential Information. Any litigation pursuant to this section shall be litigated in the state or federal courts located in the State of New York to whose exclusive jurisdiction the parties hereby consent. For purposes of establishing jurisdiction in New York under this Agreement, each party hereby waives, to the fullest extent permitted by applicable law, any claim that: (i) it is not personally subject to the jurisdiction of such court; (ii) it is immune from any legal process with respect to it or its property; and (iii) any such suit, action or proceeding is brought in an inconvenient forum.

28.	Amendment; Assignment. Except as expressly set forth herein, this Agreement or any Annual Merchandising Program may be amended or modified only by written agreement signed by both parties. Neither party may assign this Agreement without the prior written consent of the other party, except that Retailer may assign this Agreement to an affiliate without Vendor’s prior written consent. The merger or change of control of Retailer or Vendor shall not constitute an assignment of this Agreement to the surviving entity or successor in violation of this Section 28.

Execution Version

29.	Counterparts. This Agreement or any Annual Merchandising Program may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement. This Agreement or any Annual Merchandising Program may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

30.	Waiver. No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

31.	Severability. The provisions of this Agreement are fully severable and the invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

32.	Force Majeure. Except in respect of payment obligations, no liability hereunder shall result to either party or any of their respective affiliates from delay in performance or nonperformance caused by circumstances beyond the control of such party or any of its affiliates, including, but not limited to: Acts of God or the public enemy, civil or military unrest, fire, flood, war, military action, civil disturbance, insurgency, acts of terrorism, civil commotion, governmental regulation, direction or request, accident, strike, labor trouble, shortage of or inability to obtain material, equipment or transportation, fuel shortage, smoke, ur water damage. Vendor or its affiliates may omit purchases or deliveries during the period of continuance of such circumstances in which case, accepted order quantities shall be reduced by the quantities so omitted; provided that Vendor or its affiliates are using commercially reasonable efforts to perform Vendor’s obligations hereunder.

33.	Entire Agreement. This Agreement and the applicable Annual Merchandising Program then in effect, if any, constitutes the entire agreement between the parties with regards to the subject matter hereof and sets forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the parties hereto with regards to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with regards to the subject matter hereof. In the event of a conflict between this Agreement and any Annual Merchandising Program, this Agreement shall control. Time is of the essence with respect to the performance obligations set forth in this Agreement. This Agreement supersedes (a) that certain Master Retailer Agreement dated January 1, 2014, between Serta, Inc. and Retailer, as amended and (b) that certain Master Retailer Agreement dated January 1, 2014, between Simmons Bedding Company and Retailer, as amended.

Execution Version

34.	Subsidiaries. Retailer and Vendor agree that each operating subsidiary of Retailer (each, a “Subsidiary”) benefits, as if it were Retailer, from every warranty made to Retailer under this Agreement that concerns the Products purchased by or on behalf of such Subsidiary. Retailer and Vendor further agree that each Subsidiary has the right to (a) sell and offer for sale one or more of Vendor’s Products at one or more physical store locations operated by or on behalf of such Subsidiary, one or more Events at which any such Subsidiary participates or on one or more websites operated by or on behalf of such Subsidiary, (b) order Products at the Prices and, if applicable, Discounted Prices, (c) accept, reject, and return Products, (d) be indemnified from and against all claims, actions, proceedings, judgments and other liabilities and expenses (including reasonable attorneys’ fees and costs) of any nature arising out of or relating to (i) such Subsidiary’s authorized use of Vendor intellectual property, the use of materials and other information supplied by Vendor, (ii) Vendor’s material breach of the Agreement, or (iii) Product liability claims, and (e) use, on a worldwide, non-exclusive and royalty-free basis, Vendor’s trademarks, trade names and images and Vendor-provided promotional materials, Product descriptions and pictures in connection the sale and promotion of the Products, all in accordance with and subject to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank.]

Execution Version

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Serta Simmons Bedding, LLC		Mattress Firm, Inc.

By:	/s/ Michael Traub	By:
Name:	Michael Traub	Name:
Title:	Chief Executive Officer	Title:
Date:		Date:

Execution Version

Exhibit A

Authorized Websites